FOR IMMEDIATE RELEASE

HC2 Holdings Reports Second Quarter 2018 Results
Re-Affirms 2018 Guidance for Construction and Marine Services Segments

New York, August 8, 2018 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the second quarter 2018, which ended on June 30, 2018.

“The second quarter was one of the best performing quarters over the past two years across our portfolio,” said Philip Falcone, HC2’s Chairman, President and Chief Executive Officer. “Our core operating subsidiaries, DBM Global and Global Marine Group, both delivered very strong results as DBM continues to diversify its offerings, maintain a very robust backlog and execute on key projects underway. In addition, Global Marine had a much stronger second quarter, due in part to the timing of project work at the Huawei Marine joint venture, a development we anticipated and discussed in our first quarter announcement, in addition to strong performance in their telecom and offshore power businesses. Both DBM and Global Marine continue to validate our confidence in them, despite expected timing variations, and we are once again reaffirming our full year 2018 Adjusted EBITDA guidance of $60 million to $65 million for DBM Global and $45 million to $50 million for Global Marine.”

Mr. Falcone added, “ANG continues to grow its business through business development and marketing efforts and recently secured a 5-year, take-or-pay renewal of multiple contracts with a very large consumer company, indicative of the types of agreements the ANG team is pursuing. During the quarter, we also closed the sale of BeneVir Biopharm to Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, in a transaction that is valued at $1.04 billion, assuming all pre-determined milestones are met. The sale of BeneVir demonstrates the considerable value we can create through our portfolio and we continue to actively explore opportunities to similarly realize value from other companies under the Pansend umbrella.”

Mr. Falcone continued, “Our Broadcasting segment continues to integrate and expand its network as we build what we believe to be the country’s largest, most comprehensive, flexible state-of-the art Over-The-Air broadcast distribution platform. We are focused on integrating the stations we’ve acquired, driving efficiencies and cost savings, while at the same time building out the infrastructure needed to support future business. As such, in order to facilitate pending and future broadcasting acquisitions, distributions to HC2 and working capital for our broadcasting subsidiaries, we recently obtained $38 million of debt and equity financing at the Broadcasting subsidiary level from certain institutional investors.”

Mr. Falcone concluded, “We also expect to imminently announce Continental General Insurance Company's (“CGIC”) completion of its acquisition of the $2.4 billion long-term care insurance business from Humana, Inc. Upon completion of this transaction, which will immediately be accretive to CGIC's Risk Based Capital ratio and statutory capital, CGIC will have cash and invested assets of approximately $3.8 billion. And finally, we remain focused on optimizing our capital structure, including the refinancing of our 11% Senior Secured Notes.”

Second Quarter Financial Highlights

•
Net Revenue: For the second quarter of 2018, HC2 recorded consolidated total net revenue of $496.8 million, as compared to $378.7 million for the year-ago quarter. The $118.1 million or 31.2% year-over-year increase was driven primarily by contributions in the Construction, Marine Services and Telecommunications segments, as well as from the inclusion of the new Broadcasting segment. For the first six months of 2018, HC2 recorded consolidated total net revenue of $950.5 million, as compared to $769.2 million for the 2017 comparable period, driven by increases in revenue across all reporting segments.

REVENUE by OPERATING SEGMENT

(in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Construction	$176,910	$138,906	$38,004	$335,851	$251,628	$84,223
Marine Services	68,376	36,386	31,990	105,098	80,565	24,533
Energy	7,078	4,095	2,983	11,580	8,382	3,198
Telecommunications	190,529	160,584	29,945	392,832	352,333	40,499
Total Core Operating Subsidiaries	$442,893	$339,971	$102,922	$845,361	$692,908	$152,453
Insurance	43,750	38,269	5,481	83,950	74,295	9,655
Broadcasting	11,089	—	11,089	21,745	—	21,745
Other	1,056	412	644	3,409	2,017	1,392
Eliminations (1)	(2,009)	—	(2,009)	(3,996)	—	(3,996)
Consolidated HC2	$496,779	$378,652	$118,127	$950,469	$769,220	$181,249
(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Such adjustments related to consolidated subsidiaries are eliminated in consolidation.

•
Net Income / (Loss): For the second quarter of 2018, HC2 reported a Net Income attributable to common and participating preferred stockholders of $54.7 million or $1.08 per fully diluted share, as compared to Net (Loss) of $(18.7) million or $(0.44) per fully diluted share for the second quarter 2017. For the first six months of 2018, HC2 reported a Net Income attributable to common and participating preferred stockholders of $19.0 million or $0.38 per fully diluted share, as compared to a (Loss) of $(33.8) million or $(0.80) per fully diluted share in the 2017 comparable period.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries,” which includes HC2's Construction, Marine Services, Energy and Telecommunications segments, was a combined $40.2 million for the second quarter of 2018, as compared to $17.9 million for the year-ago quarter, due primarily to strong performance from Marine Services segment, in particular its Huawei Marine joint venture, and increases in the Construction and Energy segments. For the first six months of 2018, Adjusted EBITDA for “Core Operating Subsidiaries” was $49.5 million, as compared to $45.7 million for the 2017 comparable period, driven by the Construction and Energy segments.

For the second quarter of 2018, Total Adjusted EBITDA (excluding the Insurance segment), which includes results from Core Operating Subsidiaries, Life Sciences, Broadcasting, Other, and Non-operating Corporate segments, was $22.7 million as compared to $4.6 million for the year-ago quarter, due primarily to strong performance from the Marine Services and Construction segments, partially offset by the inclusion of the new Broadcasting segment. For the first six months of 2018, Total Adjusted EBITDA (excluding the Insurance segment), was $15.8 million, as compared to $21.3 million for the 2017 comparable period, driven by the inclusion of the new Broadcasting segment, offset mainly by increases in the Construction segment.

ADJUSTED EBITDA by OPERATING SEGMENT

(in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Construction	$15,528	$11,080	$4,448	$25,502	$19,688	$5,814
Marine Services	20,399	3,649	16,750	17,956	19,995	(2,039)
Energy	2,954	1,041	1,913	3,624	2,201	1,423
Telecommunications	1,275	2,159	(884)	2,383	3,841	(1,458)
Total Core Operating Subsidiaries	$40,156	$17,929	$22,227	$49,465	$45,725	$3,740
Life Sciences	(4,855)	(4,911)	56	(9,205)	(8,986)	(219)
Broadcasting	(6,217)	—	(6,217)	(11,268)	—	(11,268)
Other and Eliminations	(1,018)	(2,151)	1,133	(1,174)	(3,321)	2,147
Non-operating Corporate	(5,400)	(6,303)	903	(12,056)	(12,164)	108
Consolidated HC2	$22,666	$4,564	$18,102	$15,762	$21,254	$(5,492)

•
Balance Sheet: As of June 30, 2018, HC2 had consolidated cash, cash equivalents and investments of $1.6 billion, which includes cash and investments associated with HC2’s Insurance segment. Excluding the Insurance segment, consolidated cash was $86.4 million, of which $53.7 million was at the HC2 corporate level.

Second Quarter Segment Highlights

•
Construction - For the second quarter of 2018, HC2’s DBM Global Inc. (“DBM”), reported Net Income of $7.4 million, as compared to $4.2 million for the year-ago quarter. For the six months of 2018, Net Income was $10.9 million, as compared to $7.4 million for the 2017 comparable period.

Adjusted EBITDA was $15.5 million for the second quarter, as compared to $11.1 million for the year-ago quarter. For the first six months of 2018, DBM Global's Adjusted EBITDA was $25.5 million, as compared to $19.7 million in the 2017 comparable period. Both the second quarter and year-to-date improvements were primarily driven by the continued ramp up of several large scale commercial projects including the new Los Angeles Rams / Chargers stadium and Loma Linda Hospital.

Backlog at the end of the second quarter was $656 million, up 11% as compared to approximately $590 million for the year ago quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $675 million. DBM continues to see a number of opportunities in the commercial sector totaling approximately $300 million in potential new projects that could be awarded over the next several quarters.

•
Marine Services - For the second quarter of 2018, Global Marine Systems (“Global Marine”) reported a Net Income of $10.9 million, as compared to Net (Loss) of $(3.1) million for the year-ago quarter. For the first six months of 2018, Net Income was $4.6 million, as compared to $8.1 million for the 2017 comparable period.

Adjusted EBITDA was a $20.4 million for the second quarter, as compared to $3.6 million for the year-ago quarter, due primarily to strong performance in the Huawei Marine joint venture, increases in the telecom installation and maintenance and offshore power cable installation and repair businesses, as well as the timing of costs incurred on certain offshore power installation projects in the year-ago quarter. During the quarter, Global Marine commenced installation of a 5,700 km cable that will link Cameroon to Brazil through its Huawei Marine JV; completed inter-array installation and burial activities for a major German offshore windfarm utilizing the newly acquired Global Symphony vessel from the Fugro transaction; was awarded a 5-year contract from one of the top UK energy suppliers to provide Crew Transport Vessels (CTV) across three UK Windfarms; and secured two oil and gas projects with a major international energy provider. For the first six months of 2018, Global Marine's Adjusted EBITDA was $18.0 million, as compared to $20.0 million in the 2017 comparable period.

•
Energy - For the second quarter of 2018, American Natural Gas (“ANG”) reported a Net Income of $0.7 million, as compared to a Net (Loss) of $(0.4) million for the year-ago quarter. For the first six months of 2018, Net (Loss) was $(0.02) million, as compared to $(1.1) million for the 2017 comparable period.

Adjusted EBITDA was $3.0 million for the second quarter, as compared to $1.0 million for the year-ago quarter. For the first six months of 2018, ANG's Adjusted EBITDA was $3.6 million, as compared to $2.2 million in the 2017 comparable period. During the second quarter, ANG received $2.6 million in an alternative fuel energy tax credit, which was retroactively approved by Congress applicable to compressed natural gas sales during 2017.

ANG continues to focus on ramping up GGEs (volumes) by increasing business development and marketing efforts to drive organic sales and on developing preferred fueling agreements with new and existing customers. Subsequent to quarter end, ANG secured the renewal of seven major contracts with a significant consumer company, which were set to expire. This new take-or-pay agreement included a 5-year term. ANG currently owns and/or operates 42 natural gas fueling stations, including stations under development, in 15 states.

•
Telecommunications - For the second quarter of 2018, PTGi-ICS reported Net Income of $1.0 million, as compared to $2.1 million for the year-ago quarter. For the first six months of 2018, Net Income was $2.1 million, as compared to $3.6 million for the 2017 comparable period.

Adjusted EBITDA was $1.3 million for the second quarter, as compared to $2.2 million for the year-ago quarter. The decrease was due primarily to fluctuations in the mix of wholesale traffic volumes, resulting in lower call termination margin contribution, as well as from an increase in selling, general and administrative expenses associated with PTGi-ICS's efforts to expand its geographic footprint to reach additional markets for wholesale termination opportunities. For the first six months of 2018, PTGi-ICS's Adjusted EBITDA was $2.4 million, as compared to $3.8 million in the 2017 comparable period.

•	Insurance - As of June 30, 2018, the Company's Insurance subsidiary had approximately $68.7 million of statutory surplus, $85.4 million of total adjusted capital and $2.1 billion in total GAAP assets.

INSURANCE SEGMENT ADJUSED OPERATING INCOME (“AOI”) AND PRE-TAX ADJUSTED OPERATING INCOME (“PRE-TAX INSURANCE AOI”)
	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Insurance AOI	$(3,105)	$2,647	$(5,752)	$(4,067)	$1,627	$(5,694)
Pre-tax Insurance AOI	$455	$4,108	$(3,653)	$2,674	$3,600	$(926)
(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01.
Such adjustments related to consolidated subsidiaries are eliminated in consolidation.

For the second quarter of 2018, Insurance reported Net Income of $0.6 million, as compared to $0.2 million for the year-ago quarter. For the first six months of 2018, Net Income was $1.8 million, as compared to Net (Loss) of $(0.6) million for the 2017 comparable period.

Pre-tax Insurance AOI was Income of $0.5 million for the second quarter of 2018, as compared to $4.1 million for the year-ago quarter. For the first six months of 2018, Pretax Insurance AOI was $2.7 million, as compared to $3.6 million for the 2017 comparable period. Both the quarter and year-to-date decreases in income were mainly due to an increase in policy benefits attributable to a rise in claims incidence on aging long-term care liabilities, which was partially offset by an increase in net invest income primarily due to higher average invested fixed income assets and rotation into higher-yielding investments.

The Company said it expects to imminently announce CGI’s completion of the acquisition of Humana Inc.’s (NYSE: HUM) long-term care insurance business, KMG America Corporation (“KMG”). The transaction is expected to be immediately accretive to CGI’s risk-based and statutory capital. As of March 31, 2018, KMG’s subsidiary, Kanawha Insurance Company, had approximately $150 million of Statutory Capital and Surplus with approximately $2.4 billion of cash and invested assets. Post close, CGI will have cash and invested assets of approximately $3.8 billion, up from $1.5 billion prior to the transaction. Upon completion of the transaction, pro-forma statutory surplus for the combined entities is estimated to be between $155 - $175 million and total adjusted capital is estimated to be between $185 - $205 million, subject to closing adjustments.

•
Pansend Life Sciences - During the second quarter, companies in the Pansend Life Sciences, LLC portfolio continued to focus on meeting critical milestones, in particular MediBeacon and R2 Dermatology, both of which remained in discussions with various strategic parties.

As announced during the second quarter, BeneVir Biopharm (“BeneVir”), who’s focused on developing oncolytic immunotherapies for the treatment of cancer, completed its sale to Janssen Biotech, Inc. (“Janssen”), one of the Janssen Pharmaceutical Companies of Johnson & Johnson. Janssen made an upfront cash payment of $140 million at the closing of the transaction, of which HC2 received approximately $73 million, excluding approximately $10 million being held in escrow. Under the terms of the agreement, Janssen will make additional payments of up to $900 million to BeneVir shareholders if achievement of certain predetermined milestones are met. The total amount of all payments to BeneVir shareholders for this transaction could exceed $1.04 billion.

•
Broadcasting - For the second quarter of 2018, the recently created Broadcasting segment reported Net (Loss) of $(11.8) million and Adjusted EBITDA loss of $(6.2) million. For the first six months of 2018, the Broadcasting segment reported Net (Loss) of $(24.6) million and Adjusted EBITDA loss of $(11.3) million. There were no results for the Broadcasting segment in the comparable 2017 periods as the first OTA broadcasting assets were acquired in the second half of 2017.

As the result of a series of current and pending transactions, HC2’s broadcasting subsidiary has approximately 164 operational stations, including 13 full-power stations, 49 Class A stations and 102 LPTV stations. In addition, Broadcasting has an additional ~400 silent licenses and construction permits. The total Broadcasting footprint covers approximately 60 percent of the U.S. population, in over 130 U.S. markets, including 9 of the top 10 markets across the United States.

The Company also announced that HC2 Broadcasting Holdings, Inc. and two HC2 Broadcasting subsidiaries, HC2 Station Group, Inc. and HC2 LPTV Holdings, Inc., recently obtained $38 million of debt and equity financing from certain institutional investors. The financing included a $35 million one-year secured note issued by HC2 Station Group, Inc. and HC2 LPTV Holdings to certain institutional investors, bearing interest at a rate of 8.5% per annum, payable at maturity and secured by certain of HC2 Station Group, Inc. and HC2 LPTV Holdings, Inc.’s assets. The notes are callable at par in six months. In addition, the institutional investors purchased 2.0% of the outstanding common stock of HC2 Broadcasting for an aggregate purchase price of approximately $3.1 million. HC2 Broadcasting also issued a warrant to the institutional investors to purchase an additional 2.0% of the common stock of HC2 Broadcasting outstanding immediately after consummation of the Equity Purchase for what would be an aggregate purchase price of approximately $3.7 million if exercised as of the issuance date, and as may be adjusted at any future exercise of the Warrant pursuant to its terms.  The Warrant has a five-year term and is immediately exercisable. The net proceeds from the financing will be used for pending and future broadcasting acquisitions, distributions to HC2 and working capital purposes at those broadcasting subsidiaries.

Also, subsequent to quarter’s end, HC2 Broadcasting enhanced its leadership team by adding Rebecca Hanson as General Counsel. Rebecca is a communications strategy and policy expert who brings to us extensive senior level experience in entertainment, wireless communications and regulation.
Reaffirms 2018 Guidance for Construction and Marine Services Segments
Earlier this year, in order to provide additional visibility into the Company’s two largest Adjusted EBITDA segment contributors, Construction and Marine Services, the Company initiated a guidance range reflecting its current expectations for full year 2018 Adjusted EBITDA. While the complex nature of certain large-scale DBM Global and Global Marine projects could cause quarterly variability in their financial results, the Company continues to expect the following for the full year 2018:

•	Construction: $60 million and $65 million of Adjusted EBITDA

•	Marine Services: $45 million and $50 million of Adjusted EBITDA

The Company has provided 2018 guidance with regard to the non-GAAP measures of Adjusted EBITDA. These measures exclude from the corresponding GAAP financial measures the effect of special items as described below under “Non-GAAP Financial Measures.” The Company has not provided a reconciliation of such non-GAAP guidance to the most directly comparable GAAP measure because it cannot predict and quantify with a reasonable degree of confidence all of the special items that may occur during 2018.

HC2 does not guarantee future results of any kind. The Company’s guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results, and is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its second quarter 2018 financial results and operations today, Wednesday, August 8, 2018, at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website, www.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Domestic Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 4889247
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.hc2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 4889247
*Available approximately two hours after the end of the conference call through September 7, 2018.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Non-GAAP Financial Measures
In this press release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment), Adjusted EBITDA for its operating segments, Adjusted Operating Income for the Insurance segment and Pre-Tax Adjusted Operating Income for the Insurance segment.
Adjusted EBITDA
Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments' performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss), excluding the Insurance segment, adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; gain (loss) on sale of subsidiaries; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition and disposition costs. Total Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures or a measure of our operating performance.
Adjusted Operating Income - Insurance
Adjusted Operating Income (“Insurance AOI”) and Pre-tax Adjusted Operating Income (“Pre-tax Insurance AOI”) for the Insurance segment are non-U.S. GAAP financial measures frequently used throughout the insurance industry and are economic measures the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI and Pretax Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provide insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI and Pre-tax Insurance AOI have certain limitations, and we may not calculate it the same as other companies in our industry. It should, therefore, be read together with the Company's results calculated in accordance with U.S. GAAP.

Similarly to Adjusted EBITDA, using Insurance AOI and Pre-tax Insurance AOI as performance measures have inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as these non-U.S. GAAP measures excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI and Pre-tax Insurance AOI should not be considered in isolation and do not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.
Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including OTTI losses recognized in operations; asset impairment; intercompany elimination; non-recurring items; and acquisition costs. Management defines Pre-tax Insurance AOI as Insurance AOI adjusted to exclude the impact of income tax (benefit) expense recognized during the current period. Management believes that Insurance AOI and Pre-tax Insurance AOI provide meaningful financial metrics that help investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, our 2018 guidance for the Construction and Marine Services segments and statements regarding our expectations regarding building shareholder value and future cash flow and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$455,038	$340,383	$870,515	$694,925
Life, accident and health earned premiums, net	19,905	20,235	39,945	40,176
Net investment income	19,342	16,939	37,066	32,243
Net realized and unrealized gains on investments	2,494	1,095	2,943	1,876
Net revenue	496,779	378,652	950,469	769,220
Operating expenses
Cost of revenue	400,609	308,664	776,283	623,078
Policy benefits, changes in reserves, and commissions	35,391	30,443	67,674	61,930
Selling, general and administrative	57,055	41,707	109,143	81,563
Depreciation and amortization	9,057	7,295	18,713	14,692
Other operating (income) expense, net	185	1,738	(2,067)	(1,820)
Total operating expenses	502,297	389,847	969,746	779,443
Loss from operations	(5,518)	(11,195)	(19,277)	(10,223)
Interest expense	(17,181)	(12,073)	(36,506)	(26,188)
Gain on sale of subsidiary	102,141	—	102,141	—
Income from equity investees	10,752	4,003	5,521	11,696
Other income (expenses), net	(968)	(3,193)	124	(8,334)
Income (loss) from continuing operations before income taxes	89,226	(22,458)	52,003	(33,049)
Income tax (expense) benefit	(9,462)	1,985	(11,093)	(3,306)
Net income (loss)	79,764	(20,473)	40,910	(36,355)
Less: Net (income) loss attributable to noncontrolling interest and redeemable noncontrolling interest	(24,398)	2,562	(20,540)	3,948
Net income (loss) attributable to HC2 Holdings, Inc.	55,366	(17,911)	20,370	(32,407)
Less: Preferred stock and deemed dividends from conversions	703	793	1,406	1,376
Net income (loss) attributable to common stock and participating preferred stockholders	$54,663	$(18,704)	$18,964	$(33,783)

Income (loss) per Common Share
Basic	$1.11	$(0.44)	$0.39	$(0.80)
Diluted	$1.08	$(0.44)	$0.38	$(0.80)

Weighted average common shares outstanding:
Basic	44,180	42,691	44,114	42,322
Diluted	45,503	42,691	45,284	42,322

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share amounts)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$1,249,253	$1,340,626
Equity securities	79,557	47,500
Mortgage loans	69,890	52,109
Policy loans	17,768	17,944
Other invested assets	86,109	85,419
Total investments	1,502,577	1,543,598
Cash and cash equivalents	112,304	97,885
Accounts receivable, net	346,702	322,446
Recoverable from reinsurers	531,269	526,337
Deferred tax asset	991	1,661
Property, plant and equipment, net	368,914	374,660
Goodwill	128,846	131,741
Intangibles, net	120,280	117,105
Other assets	142,453	102,258
Total assets	$3,254,336	$3,217,691

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,728,167	$1,693,961
Annuity reserves	237,373	243,156
Value of business acquired	40,500	42,969
Accounts payable and other current liabilities	296,339	347,492
Deferred tax liability	8,634	10,740
Debt obligations	668,505	593,172
Other liabilities	79,529	70,174
Total liabilities	3,059,047	3,001,664
Commitments and contingencies
Temporary equity
Preferred stock	26,325	26,296
Redeemable noncontrolling interest	8,396	1,609
Total temporary equity	34,721	27,905
Stockholders’ equity
Common stock, $.001 par value	45	44
Shares authorized: 80,000,000 at June 30, 2018 and December 31, 2017;
Shares issued: 45,121,231 and 44,570,004 at June 30, 2018 and December 31, 2017;
Shares outstanding: 44,676,335 and 44,190,826 at June 30, 2018 and December 31, 2017, respectively
Additional paid-in capital	259,999	254,685
Treasury stock, at cost: 444,896 and 379,178 shares at June 30, 2018 and December 31, 2017, respectively	(2,434)	(2,057)
Accumulated deficit	(197,148)	(221,189)
Accumulated other comprehensive income (loss)	(9,175)	41,688
Total HC2 Holdings, Inc. stockholders’ equity	51,287	73,171
Noncontrolling interest	109,281	114,951
Total stockholders’ equity	160,568	188,122
Total liabilities, temporary equity and stockholders’ equity	$3,254,336	$3,217,691

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.									$55,366
Less: Net Income attributable to HC2 Holdings Insurance segment									565
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									(2,009)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7,397	$10,864	$679	$1,040	$74,124	$(11,816)	$(552)	$(24,926)	56,810
Adjustments to reconcile net income (loss) to Adjusted EBITDA:						0
Depreciation and amortization	1,665	6,429	1,359	87	53	743	21	20	10,377
Depreciation and amortization (included in cost of revenue)	1,686	—	—	—	—	—	—	—	1,686
Amortization of equity method fair value adjustment at acquisition	—	(370)	—	—	—	—	—	—	(370)
Asset impairment expense	—	—	277	—	—	104	—	—	381
(Gain) loss on sale or disposal of assets	13	(25)	(192)	—	—	8	—	—	(196)
Interest expense	458	1,328	426	—	—	1,523	—	13,446	17,181
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	2,537	—	—	2,537
Gain on sale of subsidiary	—	—	—	—	(102,141)	—	—	—	(102,141)
Other (income) expense, net	(66)	(1,981)	66	99	56	93	121	226	(1,386)
Foreign currency (gain) loss (included in cost of revenue)	—	(420)	—	—	—	—	—	—	(420)
Income tax (benefit) expense	3,318	68	13	—	1	14	(272)	2,759	5,901
Noncontrolling interest	601	4,030	324	—	20,679	(700)	(536)	—	24,398
Bonus to be settled in equity	—	—	—	—	—	—	—	175	175
Share-based payment expense	—	476	2	—	18	349	200	2,660	3,705
Acquisition and disposition costs	456	—	—	49	2,355	928	—	240	4,028
Adjusted EBITDA	$15,528	$20,399	$2,954	$1,275	$(4,855)	$(6,217)	$(1,018)	$(5,400)	$22,666

Total Core Operating Subsidiaries	$40,156

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2017
	Core Operating Subsidiaries				Early Stage & Other				HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.									$(17,911)
Less: Net (loss) attributable to HC2 Holdings Insurance segment									164
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$4,179	$(3,053)	$(365)	$2,060	$(4,106)	$—	$(3,757)	$(13,033)	$(18,075)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,240	5,255	1,381	94	41	—	331	16	8,358
Depreciation and amortization (included in cost of revenue)	1,302	—	—	—	—	—	—	—	1,302
Amortization of equity method fair value adjustment at acquisition	—	(325)	—	—	—	—	—	—	(325)
Asset impairment expense	—	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	(145)	—	18	—	—	—	—	—	(127)
Lease termination costs	—	55	—	—	—	—	—	—	55
Interest expense	174	1,040	154	14	—	—	16	10,675	12,073
Loss on contingent consideration	—	—	—	—	—	—	—	88	88
Other (income) expense, net	28	490	255	(9)	(11)	—	803	214	1,770
Foreign currency (gain) loss (included in cost of revenue)	—	83	—	—	—	—	—	—	83
Income tax (benefit) expense	3,232	(134)	(1)	—	—	—	—	(6,543)	(3,446)
Noncontrolling interest	369	(156)	(492)	—	(911)	—	(1,372)	—	(2,562)
Bonus to be settled in equity	—	—	—	—	—	—	—	585	585
Share-based payment expense	—	394	91	—	76	—	18	527	1,106
Acquisition and disposition costs	701	—	—	—	—	—	—	1,168	1,869
Adjusted EBITDA	$11,080	$3,649	$1,041	$2,159	$(4,911)	$—	$(2,151)	$(6,303)	$4,564

Total Core Operating Subsidiaries	$17,929

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Six Months Ended June 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.									$20,370
Less: Net Income attributable to HC2 Holdings Insurance segment									1,810
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									(3,996)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$10,864	$4,611	$(19)	$2,093	$70,188	$(24,552)	$(708)	$(39,921)	22,556
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	3,192	13,257	2,703	173	111	1,448	42	41	20,967
Depreciation and amortization (included in cost of revenue)	3,279	—	—	—	—	—	—	—	3,279
Amortization of equity method fair value adjustment at acquisition	—	(741)	—	—	—	—	—	—	(741)
Asset impairment expense	—	—	277	—	—	104	—	—	381
(Gain) loss on sale or disposal of assets	428	(2,661)	(223)	—	—	8	—	—	(2,448)
Interest expense	868	2,491	746	—	—	7,229	2	25,170	36,506
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	2,537	—	—	2,537
Gain on sale of subsidiary	—	—	—	—	(102,141)	—	—	—	(102,141)
Other (income) expense, net	23	(1,033)	132	40	84	18	173	(496)	(1,059)
Foreign currency (gain) loss (included in cost of revenue)	—	(522)	—	—	—	—	—	—	(522)
Income tax (benefit) expense	5,150	2	13	—	1	14	(272)	(556)	4,352
Noncontrolling interest	883	1,666	(9)	—	19,932	(1,310)	(622)	—	20,540
Bonus to be settled in equity	—	—	—	—	—	—	—	350	350
Share-based payment expense	—	886	4	—	92	662	211	2,938	4,793
Acquisition and disposition costs	815	—	—	77	2,528	2,574	—	418	6,412
Adjusted EBITDA	$25,502	$17,956	$3,624	$2,383	$(9,205)	$(11,268)	$(1,174)	$(12,056)	$15,762

Total Core Operating Subsidiaries	$49,465

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Six Months Ended June 30, 2017
	Core Operating Subsidiaries				Early Stage & Other				HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.									$(32,407)
Less: Net (loss) attributable to HC2 Holdings Insurance segment									(597)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7,382	$8,099	$(1,062)	$3,562	$(7,516)	$—	$(9,187)	$(33,088)	(31,810)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:									—
Depreciation and amortization	2,880	10,340	2,629	191	79	—	661	33	16,813
Depreciation and amortization (included in cost of revenue)	2,542	—	—	—	—	—	—	—	2,542
Amortization of equity method fair value adjustment at acquisition	—	(650)	—	—	—	—	—	—	(650)
Asset impairment expense	—	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	(393)	(3,500)	14	—	—	—	—	—	(3,879)
Lease termination costs	—	249	—	—	—	—	—	—	249
Interest expense	381	2,342	290	23	—	—	2,407	20,745	26,188
Loss on contingent consideration	—	—	—	—	—	—	—	319	319
Other (income) expense, net	7	1,555	1,375	65	(15)	—	2,918	258	6,163
Foreign currency (gain) loss (included in cost of revenue)	—	107	—	—	—	—	—	—	107
Income tax (benefit) expense	5,311	376	12	—	—	—	—	(4,366)	1,333
Noncontrolling interest	632	338	(1,239)	—	(1,702)	—	(1,977)	—	(3,948)
Bonus to be settled in equity	—	—	—	—	—	—	—	585	585
Share-based payment expense	—	739	182	—	168	—	47	1,489	2,625
Acquisition and disposition costs	946	—	—	—	—	—	—	1,861	2,807
Adjusted EBITDA	$19,688	$19,995	$2,201	$3,841	$(8,986)	$—	$(3,321)	$(12,164)	21,254

Total Core Operating Subsidiaries	$45,725

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED OPERATING INCOME ("INSURANCE AOI")
AND PRE-TAX OPERATING INCOME ("PRE-TAX INSURANCE AOI")
(in thousands)
(Unaudited)

The table below shows the adjustments made to the reported Net income (loss) of the Insurance segment to calculate Insurance AOI and Pre-Tax Insurance AOI for the three and six months ended June 30, 2018 and 2017, respectively:

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Increase / (Decrease)	2018	2017	Increase / (Decrease)
Net income (loss) - Insurance segment	$565	$164	$401	$1,810	$(597)	$2,407
Effect of investment (gains) (1)	(4,429)	(1,095)	(3,334)	(6,939)	(1,876)	(5,063)
Asset impairment expense	—	2,842	(2,842)	—	3,364	(3,364)
Acquisition costs	759	736	23	1,062	736	326
Insurance AOI	$(3,105)	$2,647	$(5,752)	$(4,067)	$1,627	$(5,694)
Tax expense	3,560	1,461	2,099	6,741	1,973	4,768
Pre-tax Insurance AOI	$455	$4,108	$(3,653)	$2,674	$3,600	$(926)
(1) The Insurance segment revenues are inclusive of mark-to-market adjustments recorded on equity securities in accordance with ASU 2016-01. Such adjustments related to consolidated subsidiaries are eliminated in consolidation.